UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2002

FINISAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 548-1000

Not Applicable
(Former name or former address, if changed since last report)

Item 5.  Other Events.

On October 28, 2002, Finisar Corporation received notification from the Nasdaq Stock Market that for 30 consecutive trading days, our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq National Market.  To return to compliance, the bid price of our common stock must close at or above $1.00 per share for at least 10 consecutive trading days by January 27, 2003.  If compliance with this requirement is not demonstrated by January 27, 2003, Nasdaq will provide written notification that our common stock will be delisted from the Nasdaq National Market, at which time we may appeal Nasdaq’s determination.  Failure to achieve compliance may result in the common stock ceasing to be listed on the Nasdaq National Market.  If the trading price of our common stock does not improve, we may elect to effect a reverse stock split in order to qualify for continued listing on the Nasdaq National Market.  A reverse stock split would require the approval of holders of a majority of the outstanding shares of our common stock.  However, the market price of our common stock may not rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split, and the price may again decline following the reverse stock split.  Accordingly, if we effect a reverse stock split, there can be no assurance that in the future we will continue to satisfy the Nasdaq National Market listing requirements.  If the trading price of our common stock does not improve and we do not effect a reverse stock split, we may transfer the listing of our common stock to the Nasdaq Small Cap Market, in which case we would be afforded an extended period to satisfy the minimum $1.00 per share bid requirement.  Should our common stock ultimately be delisted, it would likely be more difficult to effect trades and to obtain accurate quotations as to the market price of our common stock.  Delisting of our common stock could materially affect the market price and liquidity of our common stock and our future ability to raise necessary capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINISAR CORPORATION

Date: October 31, 2002	By:	/s/ STEPHEN K. WORKMAN
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer